UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CAMPBELL SOUP COMPANY

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

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MUNIB ISLAM

LAWRENCE KARLSON

BOZOMA SAINT JOHN

KURT SCHMIDT

RAYMOND SILCOCK

DAVID SILVERMAN

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*****

Third Point Files Definitive Proxy Materials for Campbell Soup Company’s 2018 Annual Meeting

Publication Titled “The Independents” Shares Third Point’s View that Campbell’s Entrenched Board Destroyed Shareholder Value While Overpaying for Dreadful Management

Releases In-Depth Presentation Outlining Why the Company’s Continuously Deteriorating Performance – Exemplified Most Recently by the Company’s 10-K Which Third Point Believes Strongly Signals an Expectation for Lower Earnings than Forecast – Cannot Be Turned Around with Existing Leadership in Place and the New Slate is Necessary to #RefreshTheRecipe

Urges CPB Shareholders to VOTE the WHITE Proxy Card to Elect the Independent Slate, Which Will Bring Superior Expertise and Necessary Fresh Perspectives to the Board

New York, New York, October 1, 2018 — Third Point LLC (NYSE: TPRE; LSE: TPOU)(“Third Point”), a New York-based investment firm managing approximately $18 billion in assets, holds approximately 6% of the outstanding common shares of Campbell Soup Company (NYSE: CPB) (“Campbell” or the “Company”) and has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) to replace the entire Board of Directors with its highly qualified nominees (the “Independent Slate”) at Campbell’s 2018 Annual Meeting of Shareholders. Shareholders expect the Company to announce the meeting date shortly.

Along with its filing, Third Point has mailed to fellow shareholders a booklet introducing its slate – The Independents – which highlights the outstanding qualifications of its twelve directors and their unique ability to save this deteriorating business. Third Point also released an in-depth presentation which is available at www.RefreshCampbells.com. The presentation lays out why, in Third Point’s view, the Company’s current leadership is incapable of turning Campbell around at this critical juncture and how two decades of blunders in leadership, strategy, and execution have destroyed shareholder value.

To introduce its proxy to shareholders, Third Point sent the following letter to its fellow shareholders, urging them to VOTE the WHITE Proxy Card to #RefreshTheRecipe at this year’s Annual Meeting:

***

September 28, 2018

Dear Fellow Campbell Soup Company Shareholder:

We are sending you this letter because you are a fellow owner of Campbell Soup Company (“Campbell” or the “Company”). During this proxy season, you have an opportunity to vote for new, energetic, shareholder-aligned leadership, known as the “Independent Slate”, and replace Campbell’s entrenched Board of Directors (the “Board”) who we believe made a series of strategic mistakes and operational failures that have destroyed the value of your holdings. We want to work with you to help reverse Campbell’s deteriorating performance, regain your lost investment, and put this important American company on a new path of growth, innovation, and profitability.

Today, we are asking for your vote on the White Card for the Independent Slate.

Campbell Shareholders Have Suffered from Poor Performance

Over the past twenty years, shares of Campbell have barely appreciated. $1 invested in Campbell in August 1998 is only worth $1.34 today. That same $1 would be worth $4.43 if you had invested in the S&P 500 or as much as $16.37 if you had invested in one of Campbell’s competitors like Hormel!

Campbell’s Leadership Should be Held Accountable for Failing Shareholders

The dismal stock performance is a report card on the Company’s leadership, which has made a series of blunders. We believe the past year has been particularly disastrous. Campbell’s key brands are rapidly losing market share. Its leadership drastically overpaid for bad deals that saddled the Company with way too much debt. Earnings per share in the most recent quarter were down more than 50%. To make matters worse, the Company has no permanent CEO and is being run temporarily by a Board member who has no food or beverage experience.

The Company has admitted their past actions are to blame. The interim CEO said to shareholders in August:

“Simply put, we lost focus. We lost focus strategically… We lost focus within our products and brands… We lost focus in process and execution… And finally, we didn’t have a culture of accountability, which led to poor execution.”

Seriously? Apparently, the Board was more focused on lavishing its then-fellow Board member and former CEO Denise Morrison with enormous cash and perks as performance deteriorated. From 2011 to 2018, while shareholders and employees suffered, the CEO received more than $60 million in total compensation. To pay so much money for such poor performance suggests the Board either did not understand what was happening to the business or simply did not care. In the midst of the Company’s crisis, the Board authorized this same CEO to hobnob in Davos at the World Economic Forum with the global elite – at shareholders’ expense – rather than stay home and run the ailing Company.    Does this sound like a Board who shares your best interests?

Our Goal: Change the Board to Create Long-Term Value for All Shareholders

We take our advice from Albert Einstein, who said that “The definition of insanity is to do the same thing over and over again and expect a different result.” This Board has failed shareholders time and again. At this point, we would have only ourselves to blame if we leave the Board that caused the Company’s woes in charge of fixing them.

Third Point has proposed a slate of directors who brings sophisticated and diverse expertise to set Campbell on a new path. Through the representatives on the Independent Slate, we own more than 8% of the Company and we are aligned with you. The Independent Slate will manage Campbell to enhance long-term value and pursue optimal outcomes for all shareholders.

About Us

Third Point LLC (“Third Point”) is an investment firm managing approximately $18 billion in assets for public institutions and private clients. The firm was founded in 1995 by Daniel S. Loeb, who serves as Chief Executive Officer and oversees our investment activity. Third Point has a long track record of sharing our views and insights to help companies maximize shareholder value, improve corporate governance, and strengthen market positioning. Our executives have served on the Boards of Directors of numerous well-known public companies, including Yahoo!, Sotheby’s, and Baxter International. Our independent nominees have also served on Boards, including DowDuPont.

More Information

For more information, including why we believe the current Board should be replaced and detailed biographies for the Independent Slate, we invite you to visit our dedicated website at www.RefreshCampbells.com. You can also speak with our proxy solicitor, Okapi Partners, if you have questions about the voting process or need help in voting your shares by calling them toll-free at 855-208-8902 or emailing them at cpbinfo@okapipartners.com.

It’s Up to You

Regardless of the number of shares you own, you are an owner of Campbell Soup Company, an iconic American brand that has floundered under the current Board’s leadership. It is up to you to vote for change. The Board will reach out to you with claims that this time will be different and a promise that they can set the Company on a better path. We do not believe leopards change their spots and so we ask you to support our proposed Independent Slate for Board nominees and vote the White Card to achieve the results you and all shareholders deserve.

Sincerely,

Third Point LLC

***

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

PLEASE REMEMBER TO CAN THE COMPANY’S CARD! If you return a Campbell’s proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for Third Point on the WHITE proxy card.

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.

CONTACTS

Press:

Third Point LLC

Elissa Doyle, 917-748-8533

Chief Marketing Officer

edoyle@thirdpoint.com

The Independents www.RefreshCampbells.com TO VOTE: OKAPI PARTNERS LLC (212) 297-0720 or (855) 208-8902 REFRESH THE RECIPE & Reclaim Your Lost Value This Proxy Season Campbell’s Brochure.Cover_Final.indd    1-2 9/27/18    6:24 PM

Campbell’s Entrenched Board Has Failed You And Cost You Money $1 invested on August 31, 1998 would be worth: • $4.43 if invested in the S&P 500 $4.46 if invested in the S&P 500 Consumer Staples Index Your $1 invested in Campbell    would be worth only $1.34 Footnote: Total shareholder return includes dividends; data from 8/31/1998 to 8/31/2018 Source: Third Point LLC, Bloomberg 1 Campbell’s Brochure_Final.indd    1-1 9/27/18    6:26 PM

Campbell’s Interim CEO Admits That Years Of Leadership Missteps Caused This Value Destruction Simply put we lost focus. We lost focus strategically. ‘‘ We had too many initiatives that made the company unnecessarily complex. We were in the food business and the ag business. We had growth businesses and we had cash businesses. We were focused on startup businesses and venture capital investments. We aggressively pursued the important consumer megatrend of health and well-being without having clarity on our source of uniqueness or whether we brought a competitive advantage to the space, and we depended too much on M&A to shape our business strategy. We lost focus within our products and brands. We did not manage our portfolio in a differentiated manner. We pushed cash businesses for growth and we underfunded growth businesses. Our resource and capital allocation discipline was inadequate and we didn’t properly align our resources with our core business franchises where we have strong market positions unique capabilities and the right to win. Lastly we lost focus in process and execution. Our management processes lack the necessary operating discipline. We created too many silos throughout the company where decision rights were unclear. We lacked agility and we’re slow to react to customer needs. And finally we didn’t have a culture of accountability which led to poor execution. Campbell Board Member & Interim CEO Keith McLoughlin While Your Stock Was Falling Further And Further, Campbell’s Board Paid Ex-CEO Denise Morrison Over $60 Million In 7 Years Footnote: Source of photo: http://www.eatingwell.com/article/290390/2017-american-food-heroes/#pic10; found via Google Images. Source of Compensation: Bloomberg 3 Campbell’s Brochure_Final.indd    2-3 9/27/18    6:26 PM

Campbell Faces Big Trouble Today Losing market share Earnings are declining fast Recent Snyders – Lance Deal will dilute shareholder value, despite leadership’s earlier promises Company is saddled with excessive debt No permanent CEO and troubled board    did not plan for smooth succession Smart Money Expects Shares To Decline Even Further If Nothing Changes Sell Sell Sell Sell Sell Sell Footnote: Ratings as of 9.10.18; 19 analysts cover Campbell Source: Third Point LLC, Bloomberg 5 Campbell’s Brochure_Final.indd    4-5 9/27/18    6:26 PM

You Deserve Better Meet The Independent Slate The Independent Slate Can Fix Campbell with Expertise and Relevant Experience Nominees and Understand Who Have It’s Challenges Worked with Campbell’s    First-Hand CPB Experience GEORGE STRAWBRIDGE, JR. Family member, former Campbell Board member WILLIAM D. TOLER Campbell, Hostess, Advance Pierre, Pinnacle Foods RAYMOND SILCOCK Campbell, CTI Foods, Diamond Foods LARRY C. KARLSON Former Campbell Board member MICHAEL J. SILVERSTEIN Global Practice Leader for BCG’s Consumer and Retail Practice, Author Campbell’s Brochure_Final.indd    6-7 9/27/18    6:26 PM

The Independent Slate Will Turn Campbell Around With Expertise in Various Areas The Independent Slate is Aligned With You FOOD Kurt T. Schmidt Blue Buffalo, Nestlé, Gerber CORPORATE GOVERNANCE & LEADERSHIP David Silverman CrossLead, McChrystal Group Franci Blassberg Debevoise & Plimpton MARKETING Bozoma Saint John Endeavor, Uber, Apple, Pepsi Sarah Hofstetter 360i, Kayak Communications Munib Islam and Matthew Cohen work at Third Point, which holds 6% of the company – about $700M worth – and are experts in turnarounds, capital allocation and board best practices Campbell’s Brochure_Final.indd    8-9 9/27/18    6:26 PM

The Independent Slate Sees Multiple Paths to Value SLATE HONEST STRA TEGIC REVIEWS ACTION BOLD LEADERSHIP NEW Third Point has a History of Helping Shareholders Reclaim Value at Some of America’s Most Iconic Companies Third Point helped create approximately $15 billion of value for shareholders; share price increased over 85% while Third Point directors served on the board from May 2012 until July 2013 Third Point helped create approximately $500 million of value for shareholders through 9/20/18; share price increased 17% while Third Point directors have served on the board since May 2014 Third Point helped create approximately $26 billion of value for shareholders through 9/20/18; share price increased 144% while Third Point directors have served on the board since September 2015 Third Point helped create approximately $51 billion of value for shareholders through 9/20/18; share price increased 107% since Third Point began engaging with Dow Chemical in November 2013 Source: Third Point LLC 10 11 Campbell’s Brochure_Final.indd    10-11 9/27/18    6:26 PM

• How To Vote VOTE THE INDEPENDENT SLATE FOR A BETTER CAMPBELL WHITE VOTE CARD THE REJECT CAMPBELL’S STALE ARGUMENTS AND CAN THE COMPANY’S CARD For Questions, Call Okapi Partners at (855) 208-8902 | www.refreshcampbells.com Campbell’s Brochure_Final.indd    12-13 9/27/18    6:26 PM

#RefreshTheRecipe OCTOBER 2018

#RefreshTheRecipe | 2 The information in this presentation is for information purposes only, and this presentation does not constitute an offer to purchase or sell any security or investment product, nor does it constitute professional advice. The information in this presentation is based on publicly available information about Campbell Soup Company (?Campbell?). Except where otherwise indicated, the information in this presentation speaks only as of the date set forth on the cover page. Permission to quote third party reports in this presentation has been neither sought nor obtained. This presentation may include forward-looking statements that reflect the current views of Third Point LLC (?Third Point?), the proposed director nominees and other participants in the solicitation of proxies from stockholders of Campbell for the 2018 annual meeting of stockholders of Campbell, with respect to future events. Statements that include the words ?expect,? ?intend,? ?plan,? ?believe,? ?project,? ?anticipate,? ?will,? ?may,? ?would,? and similar words are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the control of the parties making such statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward-looking statements made in this presentation are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Campbell or its business, operations, or financial condition. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise. DISCLAIMER Source: Third Point LLC

#RefreshTheRecipe | 3 TABLE OF CONTENTS ?Overview & Summary ?Case for Change at Campbell ?Independent Slate ?Conclusion

OVERVIEW & SUMMARY

THIRD POINT OVERVIEW

Firm Overview

- **Third Point LLC is an SEC-registered investment adviser based in New York**
- **Approximately $18 billion under management**
- **Founder and CEO, Daniel S. Loeb, has over 30 years of experience in the financial markets**

Third Point Highlights

- **Proven Track Record**
  - Since inception in 1995, the Firm has generated average net annualized returns of 18% compared to the CS Event Driven Index, HFRI Event Driven Index, and S&P 500 returns of 8%, 9%, and 10%, respectively, over the same period
  - Third Point has made over 40 active investments and has been successful during 100% of the firm's historical proxy campaigns

- **Notable Recent Active Positions**
  - **Yahoo!:** Third Point helped create approximately $15 billion of value for shareholders; share price increased over 85% while Third Point directors served on the board from May 2012 until July 2013
  - **Sotheby's:** Third Point helped create approximately $500 million of value for shareholders through 9/20/18; share price increased 17% while Third Point directors have served on the board since May 2014
  - **Baxter:** Third Point helped create approximately $26 billion of value for shareholders through 9/20/18; share price increased 144% while Third Point directors have served on the board since September 2015
  - **Dow:** Third Point helped create approximately $51 billion of value for shareholders through 9/20/18; share price increased 107% since Third Point began engaging with Dow Chemical in November 2013

Note: Third Point returns reflect Third Point Partners from inception (June 1995) through 8.31.18. All references to CS and HFRI Indices reflect performance calculated through 7.31.18
Source: Third Point LLC

THIRD POINT

#RefreshTheRecipe | 5

#RefreshTheRecipe | 6 ?Campbell?s incumbent Board of Directors (?Board?) has overseen a series of strategic and operational blunders over many years that have driven extreme underperformance in Campbell shares (19% total shareholder return vs. 306% for S&P 500 over last 20 years) ?Within the past year, financial and operational performance has significantly worsened (soup in sharp decline, acquired Fresh assets now loss-making, Snyder?s-Lance integration hiccups, substantial margin pressures, multiple large earnings disappointments, leverage over 5x, no permanent CEO) ?Given challenges, Campbell conducted a strategic review, but then failed to take bold action to remedy the situation and largely recommitted to the failing status quo ?Incumbent Board, which created the current situation, can no longer be relied upon to lead the Company, and shareholders deserve a new path forward ?Third Point has partnered with a member of the Dorrance family (George Strawbridge, Jr.) and seeks to replace the incumbent Board with an attractive new slate of nominees (?Independent Slate?) ?Independent Slate brings relevant skills and experience needed to reverse decades of significant underperformance and create long-term value for ALL shareholders Note: Total shareholder return includes dividends; data from 9.28.98 to 9.28.18; John T. Dorrance acquired control of Campbell from founder Joseph A. Campbell Source: Third Point LLC EXECUTIVE SUMMARY Time to refresh Campbell, an iconic American company suffering from woeful mismanagement

CASE FOR CHANGE AT CAMPBELL

#RefreshTheRecipe | 8 CAMPBELL OVERVIEW Packaged food business focused on snacks, soup, simple meals, and beverages Approximately $10b in sales (including Snyder?s-Lance) Owns series of iconic brands Category Mix Note: Campbell market cap approximately $11 billion and enterprise value approximately $21 billion as of 9.28.18 Source: Third Point LLC; Company Materials 46% Baked Snacks 27% Soup 10% Beverage 17% Simple Meals

#RefreshTheRecipe | 9 TOTAL SHAREHOLDER RETURN Despite owning a portfolio of iconic brands, Campbell?s incumbent Board has failed to create enduring value for shareholders Note: Total shareholder return includes dividends; data from 9.28.98 to 9.28.18 Source: Third Point LLC; Bloomberg 19% 261% 306% 331% 359% 662% 1,342% 1,586% Campbell Kellogg S&P 500 General Mills Hershey Smucker McCormick Hormel20-Year Total Shareholder Return, % Campbell has dramatically underperformed the S&P 500 and key US packaged food peers

#RefreshTheRecipe | 10 TOTAL SHAREHOLDER RETURN Campbell has also significantly underperformed on a 10YR, 5YR, 3YR, and 1YR basis Note: Total shareholder return includes dividends; data from 9.26.08 (10YR), 9.27.13 (5YR), 9.28.15 (3YR), 9.28.17 (1YR) to 9.28.18 (all charts) Source: Third Point LLC; Bloomberg 31% 66% 69% 155% 197% 220% 323% 424% Campbell Kellogg General Mills Smucker S&P 500 Hershey McCormick Hormel 10YR TSR 2% 5% 10% 24% 38% 91% 104% 122% Campbell General Mills Smucker Hershey Kellogg S&P 500 Hormel McCormick 5YR TSR (22%) (14%) (2%) 15% 21% 36% 65% 71% Campbell General Mills Smucker Kellogg Hershey Hormel S&P 500 McCormick 3YR TSR (20%) (15%) (3%) 0% 15% 18% 27% 32% Campbell General Mills Hershey Smucker Kellogg S&P 500 Hormel McCormick 1YR TSR

#RefreshTheRecipe | 11 CAMPBELL TODAY The past year has been particularly disastrous ?Losing market share across categories as core business significantly underperforms ?Earnings in rapid decline given sales weakness and substantial margin pressure ?Execution issues already plaguing highly complex integration with Snyder?s-Lance ?Leverage over 5x net debt / EBITDA, leaving limited room to maneuver ?No permanent CEO since the incumbent Board failed to plan for succession Responsibility for current predicament lies squarely with the incumbent Board Source: Third Point LLC; Google Images

HOW DID WE GET HERE?

Incumbent Board has consistently failed Campbell shareholders

- **Failed to execute on corporate strategy**
  - Completely botched acquisition-fueled expansion into fresh food
  - Missed key consumer trends in soup (natural and organic ingredients, contemporary packaging) and then, to catch up, overpaid for rival Pacific Foods
  - Given struggles in fresh food and soup, incumbent Board doubled down on snacks and massively overpaid for Snyder's-Lance in a "bet the company" transaction that has saddled the Company with a large debt burden
- **Failed to hold CEO accountable and failed to plan for succession**
  - Incumbent Board lavished Denise Morrison with more than $60 million in total compensation during her tenure as CEO (2011 – 2018) despite a series of strategic and operational missteps
  - Company problems now exacerbated by lack of leadership since incumbent Board shockingly had no clear plan to replace her when she abruptly stepped down at age 63
- **Failed to conduct proper strategic review**
  - Company announced comprehensive review ("everything is on the table") in May 2018 in response to rapidly deteriorating financial and operational performance
  - Incumbent Board then failed to take any bold actions and instead announced some divestitures (fresh food, global snacks) worth approximately 10% of Company EBIT that largely preserved the status quo

Note: Campbell's "everything is on the table" comment from fiscal 3q18 earnings call (5.18.18)
Source: Third Point LLC; Company Materials; Bloomberg

THIRD POINT

#RefreshTheRecipe | 12

HOW DID WE GET HERE?

Incumbent Board, in their own words, has consistently failed Campbell shareholders

"**Simply put we lost focus. We lost focus strategically.** We had too many initiatives that made the company unnecessarily complex. We were in the food business and the ag business. We had growth businesses and we had cash businesses. We were focused on startup businesses and venture capital investments. We aggressively pursued the important consumer megatrend of health and well-being without having clarity on our source of uniqueness or whether we brought a competitive advantage to the space, and we depended too much on M&A to shape our business strategy.

We lost focus within our products and brands. We did not manage our portfolio in a differentiated manner. We pushed cash businesses for growth and we underfunded growth businesses. Our resource and capital allocation discipline was inadequate and we didn't properly align our resources with our core business franchises where we have strong market positions unique capabilities and the right to win.

Lastly we lost focus in process and execution. Our management processes lack the necessary operating discipline. We created too many silos throughout the company where decision rights were unclear. We lacked agility and we're slow to react to customer needs.

And finally we didn't have a culture of accountability which led to poor execution."

Campbell Board member & interim CEO Keith McLoughlin

Note: Campbell's comment from fiscal 4q18 earnings call (8.30.18)
Source: Emphasis from Third Point LLC; Company Materials

THIRD POINT

#RefreshTheRecipe | 13

#RefreshTheRecipe | 14 CORPORATE STRATEGY Campbell has spent over $8 billion on acquisitions since 2012, cobbling together a hodgepodge of assets across categories and geographies with little strategic logic Independent Slate wonders if incumbent Board merely ?rubber stamped? these acquisitions without conducting proper and independent due diligence 2012
2013
2014
2015
2016
2017
2018

CORPORATE STRATEGY — FRESH FOOD

Move into fresh food with $1.55 billion deal for Bolthouse Farms has been a disaster

Bolthouse Farms deal marred by countless executional issues

- Campbell has struggled with sourcing and product quality issues, product recalls, share losses, reduced shelf space, and a host of other problems
- Campbell was also slow to innovate its fresh food products (e.g. juices, shakes) to meet modern consumer demands for reduced sugar and greater functional benefits

> "While Campbell's intentions may have been admirable in trying to move into fresh food, its execution was abysmal."
> – Piper Jaffray

Fresh food segment now loss-making, despite contribution from Garden Fresh Gourmet



LTM Adj. EBIT, $ Millions
92
(43)
2012 Acquisition
FY18

Note: Quotation from Piper Jaffray report "Strategic Update Preview" (8.13.18); FY18 segment EBIT before corporate expense; $92 million Adj. EBIT from transaction press release (July 2012)
Source: Third Point LLC; Company Materials; Piper Jaffray

THIRD POINT

#RefreshTheRecipe | 15

#RefreshTheRecipe | 16 CORPORATE STRATEGY ? SMALL DEALS Other deals like Garden Fresh Gourmet (salsa) and Plum Organics (baby food) have not worked Garden Fresh Gourmet Plum Organics Note: Comments from FY18 10-K Source: Third Point LLC; Company Materials ? ? During 2017, sales and operating profit performance for Garden Fresh Gourmet were well below expectations, and we lowered our outlook for the second half of 2017 due to customer losses and failure to meet product distribution goals. Based upon the business performance in 2017, our reduced near-term outlook, and reduced expectations for sales, operating margins and discounted cash flows, we performed an interim impairment assessment in the second quarter, which resulted in a $64 million impairment charge. Campbell Soup ? ? In 2018, sales and operating performance were well below expectations due in part to competitive pressure and reduced margins. In the fourth quarter of 2018, as part of a strategic review initiated by a new leadership team and based on recent performance, we lowered our long-term outlook for future sales. In the fourth quarter of 2018, as part of our annual review of intangible assets, we recognized an impairment charge of $54 million. Campbell Soup

#RefreshTheRecipe | 17 CORPORATE STRATEGY ? SMALL DEALS Campbell also blew shareholder money on speculative investments in businesses like (now defunct) Juicero Note: Campbell invested $13.5 million in Juicero per press release (October 2016) Source: Third Point LLC; Company Materials; Google Images; Engadget, The Guardian, Eater Juicero shut down upon discovery that its technology was basically worthless

CORPORATE STRATEGY — SOUP

While distracted with bad deals, Campbell missed key trends in its core soup business

- **Campbell missed key shift in consumer preferences in soup (despite dominating category)**
  - Natural and organic ingredients
  - Contemporary packaging (e.g. resealable box vs. traditional can)

- **Failure to participate in key trends forced Campbell to acquire Pacific Foods, a leading producer of organic broth and soup, shelf-stable beverages, and other meals and sides**
  - Paid $700 million for Pacific Foods in 2017
  - Deal guided to be ~2% dilutive to earnings in FY18


Pacific
organic
chicken
broth
LOW SODIUM
Pacific
organic
Whole Berry
Cranberry Sauce
Pacific
organic
Turkey
Gravy
Pacific
organic
Vegan
Mushroom
Gravy
Pacific
organic
Pumpkin
Puree

Note: Campbell guidance from transaction press release (December 2017)
Source: Third Point LLC; Company Materials; Google Images

THIRD POINT

#RefreshTheRecipe | 18

CORPORATE STRATEGY — SOUP

Core soup business lost relevance with consumers and is now in significant decline

Problems largely created by self-inflicted issues	Sales declines have accelerated with most recent quarter down a shocking 14%

- Underinvestment in R&D led to limited innovation (packaging, ingredients)
- New product launches and flavors failed to resonate with core consumers
- Cuts to marketing spend hurt brand equity

> "We did not do enough to keep our soup products and brands relevant with consumers."
> – Board member & interim CEO Keith McLoughlin


U.S. soup sales, y/y growth, %
(3%)
(4%)
(5%)
(2%)
0%
1%
(4%)
(4%)
(9%)
(7%)
(1%)
(14%)
1q16 2q16 3q16 4q16 1q17 2q17 3q17 4q17 1q18 2q18 3q18 4q18

Note: Campbell's comment from fiscal 4q18 earnings call (8.30.18); Campbell US soup growth disclosed on Company earnings calls
Source: Third Point LLC; Company Materials

THIRD POINT
#RefreshTheRecipe | 19

CORPORATE STRATEGY — SOUP

Mismanagement of retail channel has driven large market share losses

Problems (again) created by self-inflicted issues	Campbell losing share to branded AND private label competitors

- Failed to drive category growth
- Raised prices without increasing value to consumers
- Mismanaged price gaps and trade spending
- Created a large and public conflict with Walmart, its most important customer

> "In recent years, we have pushed the [soup] business too hard on pricing and margin."
> – Board member & interim CEO Keith McLoughlin



Change in US soup market share, last 52wks, %
(2.4%)
1.0%
1.4%
Campbell
Other Brands
Private Label

Note: Campbell's comment from fiscal 4q18 earnings call (8.30.18); Last 52wks through 7.29.18 (per Campbell fiscal 4q18 public presentation)
Source: Third Point LLC; Company Materials; IRI

THIRD POINT

#RefreshTheRecipe | 20

CORPORATE STRATEGY — SNACKS

With fresh food and soup under pressure, Campbell doubled down on snacks in an expensive “bet the company” transaction that brings significant financial and operational risks

- **Acquired Snyder’s-Lance, a US snacks business, in March 2018**
  - High purchase price ($6 billion, nearly 20x EBITDA)
  - All debt transaction saddled the Company with over 5x leverage
- **Deal fraught with execution risk**
  - Ill-timed acquisition given issues in rest of portfolio
  - Acquired assets complicated to integrate with Campbell’s legacy Pepperidge Farm snacking business given complex routes to market (multiple separate direct store delivery systems)


LATE JULY
SNYDER'S
CAPE COD

> “We believe Campbell's acquisition of Snyder's-Lance adds execution risk across both organizations… Snyder's integration complexity and lofty cost target guidance leave us skeptical of material stock value creation.”
>
> – UBS

Note: Quotation from UBS report “Will Snyder’s-Lance create shareholder value for Campbell” (1.24.18)
Source: Third Point LLC; Company Materials; Google Images; UBS

THIRD POINT

#RefreshTheRecipe | 21

#RefreshTheRecipe | 22 CORPORATE STRATEGY ? SNACKS Snyder?s-Lance deal already off to a poor start Campbell lowered accretion guidance twice in the first six months after deal announcement Sales in measured channels have deteriorated since the acquisition and are now declining Note: IRI scanner data through 8.26.18; deal announced 12.18.17 and closed 3.27.18 Source: Third Point LLC; Company Materials; IRI ?Original guidance called for 5-7% EPS accretion in FY19 in December 2017 ?Guidance reduced to ?modestly accretive? in FY19 at industry conference in February 2018 ?Guidance again reduced to ?modestly dilutive? in FY19 with earnings report in May 2018 oCompany cited unforeseen issues related to pricing, promotions, and higher than expected costs for freight, transportation, and production (5%) 0% 5% 10% Snyder?s-Lance trailing 4wk sales growth, %

CORPORATE STRATEGY — EARNINGS

Strategic and operational blunders have tanked sales, operating profit, and earnings

Campbell's most recent quarter was disastrous…	…and inspires little hope for the future

Fiscal 4q18 growth, %



(3%)
(16%)
(50%)
Organic Sales
Underlying Adj. EBIT
Adj. EPS

- All metrics posted substantial declines, with worsening pressure on sales, gross margin, operating margin, and earnings
- Results also implied a significant deterioration in acquired Snyder's-Lance business
- Forward guidance for FY19 was extremely poor and calls for a double digit % decline in earnings despite the contribution of additional earnings from Pacific Foods and Snyder's-Lance

Note: Campbell guided FY19 Adj. EPS to $2.45-2.53 before divestitures vs. FY18 Adj. EPS of $2.87
Source: Third Point LLC; Company Materials

THIRD POINT
#RefreshTheRecipe | 23

CORPORATE STRATEGY — EARNINGS

Less than a month after giving terrible FY19 guidance, Campbell gave investors another negative update

- Campbell, in its FY18 10-K, disclosed that "cost increases, shipment delays, and weather-related issues" would have a "negative impact" on fiscal 1q19
- In follow up conversations with leading sell-side analysts, Campbell confirmed these headwinds create risk to FY19 guidance
- On the back of this incremental bad news, the stock fell another 6% to $36.63 over the next two days


Campbell's

> "Each of these developments is unfortunate and places management's full-year guidance at risk, in our view. The risk to earnings has obvious flow through implications to the company's cash flow, which adds to concern given the company's already challenged liquidity and balance sheet profile."
> – Goldman Sachs

Note: Quotation from Goldman Sachs report "Trimming estimates on supply disruptions, protracted Walmart challenges and FX" (9.27.18)
Source: Third Point LLC; Company Materials; Bloomberg; Goldman Sachs

THIRD POINT

#RefreshTheRecipe | 24

RETURN ON INVESTED CAPITAL

Poor capital allocation and declines in the core business have combined to weigh on returns

Shareholders have endured substantial declines in ROIC under the incumbent Board

Return on Invested Capital, %



26.8%
23.6%
20.6%
18.3%
15.6%
16.2%
19.2%
20.1%
11.8%
8.5%
FY10
FY11
FY12
FY13
FY14
FY15
FY16
FY17
FY18
FY19e

Note: Return on Invested Capital defined as Adj. EBIT (per Company) less 25% tax rate (per Company FY19 guidance), divided by average invested capital (per Bloomberg); same tax rate used across all periods for "apples-to-apples" comparison; FY19e based on mid-point of management guidance pre divestitures ($1.37-1.41b) and year-end FY18 invested capital (per Bloomberg)
Source: Third Point LLC; Bloomberg

THIRD POINT

#RefreshTheRecipe | 25

LACK OF ACCOUNTABILITY

Incumbent Board failed to hold CEO accountable

- **Incumbent Board claims to maintain a "strong alignment between corporate performance and compensation"**
- **However, that same Board lavished its fellow board member Denise Morrison with more than $60 million in total compensation during her tenure as CEO. Over that time, earnings did not grow, leverage ballooned, and ROIC imploded.**
- **To pay so much for such poor performance suggests the incumbent Board either did not understand what was happening to the business (suggesting incompetence) or claimed it was paying for performance it knew it was not getting (suggesting deceit)**

**Incumbent Board's complete failure to hold CEO accountable led to a compensation scheme that is insulting to Campbell employees and shareholders**

Note: Campbell quotation from 2017 proxy statement; FY11 Adj. EPS of $2.54 is above FY19 Adj. EPS guidance of $2.45-2.53
Source: Third Point LLC; Company Materials; Bloomberg

THIRD POINT

#RefreshTheRecipe | 26

#RefreshTheRecipe | 27 LACK OF LEADERSHIP Incumbent Board also failed to plan for succession, leaving Campbell without a permanent CEO at a crucial juncture in its history ?Denise Morrison (CEO since August 2011) abruptly left as the Company reported disastrous fiscal 3q18 earnings and lowered forward guidance ?Despite years of issues and a CEO approaching retirement age, incumbent Board failed to develop a succession plan (a critical duty of any board) ?As a result, Campbell now led by interim CEO Keith McLoughlin, who has zero operating experience in packaged food and most recently served as CEO of Swedish appliance manufacturer Electrolux ?Lack of leadership, combined with rapidly deteriorating financial and operational performance, presumably led Campbell to announce a strategic review ?If you fail to plan, you are planning to fail.? ? Benjamin Franklin Note: Denise Morrison age 63 at retirement Source: Third Point LLC; Company Materials; Google Images

SHAREHOLDER ENGAGEMENT

While the strategic review was underway,
Third Point filed a Form 13D to advocate on behalf of ALL shareholders

- Third Point had limited confidence that Campbell's incumbent Board (after years of abysmal oversight) would conduct a proper and thoughtful strategic review
- Furthermore, Third Point was concerned the incumbent Board would look to prioritize the interests of corporate insiders and wealthy heirs at the expense of other shareholders
- George Strawbridge, Jr., a member of the Dorrance family who served on Campbell's Board from 1990 to 2009, had similarly lost faith in the incumbent Board and filed a separate 13D alongside Third Point
- Given material execution risk associated with various "go it alone" options under the incumbent Board, Third Point concluded at the time that combining with another packaged food company was the best path forward for the Company


Campbell's
(CPB)
CAMPBELL SOUP
42.56 +0.58 [+1.38%]
YR TO DATE [-11.54%]
50
30
JAN 2, 2018
AUG 9, 2018
BREAKING NEWS
THIRD POINT: SALE IS ONLY JUSTIFIABLE OUTCOME OF STRATEGIC REVIEW
CNBC

Note: Third Point and George Strawbridge, Jr. both filed Form 13D on 8.9.18
Source: Third Point LLC; CNBC

THIRD POINT

#RefreshTheRecipe | 28

#RefreshTheRecipe | 29 Note: Emphasis from Third Point; quotation from J.P. Morgan report ?Downgrading to Underweight? (8.10.18) Source: Third Point LLC; J.P. Morgan SHAREHOLDER ENGAGEMENT Third Point?s view garnered support from leading sell-side analysts J.P. Morgan ? ? We are on board with [Third Point?s] assessment of CPB?s current situation. As evidenced by our earnings estimates, which are well below consensus, we are not constructive on Campbell?s fundamentals. Between (a) continued softness in soup sales, (b) failed innovation across many categories, (c) the high level of debt, (d) the complexity and cost of running three separate DSD systems, (e) the relative difficulty of consolidating these systems, (f) slumping sales of recently-bought LNCE, (g) the ongoing integration of LNCE, and (h) the absence of a CEO, Campbell probably has more challenges/weaknesses in its immediate future than any other company we cover. We also agree with [Third Point] that the board of directors ?exacerbated? Campbell?s problems by apparently not having a succession plan in place. Given these problems, plus the fact that the Campbell shares are +28% since bottoming in early June (group median +5%), we concur with [Third Point] that a sale ? if achievable ? is the best way to create value for shareholders.

MEDIA PERSPECTIVE

Even the Wall Street Journal supported Third Point's view

THE WALL STREET JOURNAL.

MARKETS | HEARD ON THE STREET

Why Campbell Should Consider Selling Itself

Campbell Soup Co. is reviewing its options, but a quick sale to someone like Kraft Heinz offers many advantages



Campbell's
LISTED
NYSE
LOW

"Campbell Soup Co. has been one of the worst performing food companies over the past two years. **If a quick way out is available, the family members who control the firm should give it serious consideration…**

[An attempted turnaround] will be a long and drawn-out process with uncertain prospects for success. Campbell's ability to invest for growth will also be constrained by the imperative to reduce its debt overhang… Against that backdrop, an outright sale starts to look more appealing…

John Dorrance invented the formula for Campbell's condensed soup over 120 years ago. For his descendants, it may finally be time to move on."

The Wall Street Journal

Note: Emphasis from Third Point; quotation from WSJ column "Heard on the Street" (7.5.18)
Source: Third Point LLC; Wall Street Journal

THIRD POINT

#RefreshTheRecipe | 30

#RefreshTheRecipe | 31 STRATEGIC REVIEW Incumbent Board had an opportunity to take bold action during the strategic review process, but instead largely recommitted to the failing status quo ?Campbell concluded its strategic review by announcing plans to divest its fresh foods and global snacks businesses (collectively worth approximately 10% of Company EBIT) ?Merely selling off some non-core assets to pay down debt does little to address the underlying problems and leadership failures plaguing the core business ?Given the result, the Independent Slate wonders if all options were truly ?on the table? or if the incumbent Board may have mislead shareholders about the scope of the strategic review Note: Campbell?s Corporate Governance Standards specify that the ?Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith and to act in what they reasonably believe to be in the best interests of all shareholders?; Campbell?s ?everything is on the table? comment from fiscal 3q18 earnings call (5.18.18) Source: Third Point LLC; Company Materials Incumbent Board may have failed to perform its fiduciary duty to act in the best interests of ALL shareholders in order to protect the interests of corporate insiders and wealthy heirs

ANALYST PERSPECTIVE

After failed strategic review, leading sell-side analysts see need for greater change

"While there was a lot to digest, all-in we **learned little that altered our view** of the fundamental trajectory of the business or value of the stock."

Goldman Sachs

"One need look no further than [fiscal 4q18] performance to understand that **change is long overdue.**"

Consumer Edge

"What we found most interesting… was Interim CEO Keith McLoughlin's point-by-point assessment of what had gone wrong at CPB. Not only did this appraisal destroy ex-CEO Denise Morrison's legacy but it also served as a scathing critique of a board that let the company drift during the Morrison era.

"Simply put, we lost focus. We lost focus strategically [and] we had too many initiatives that made the company unnecessarily complex," said McLoughlin.

Between that line and a few that followed, McLoughlin basically threw the board under the bus and with that, **we don't see how Chairman [Les] Vinney and a few other directors can continue serving as board members.**"

Gordon Haskett

Note: Emphasis from Third Point; quotations from Goldman Sachs report "Fundamentals deteriorate and turnaround plans are still lacking" (8.30.18), Consumer Edge Research report "Q4 Follow up – Not The End… But The End Of The Beginning" (8.30.18), Gordon Haskett note "Mm-Mm Bad" (9.4.18)
Source: Third Point LLC; Goldman Sachs; Consumer Edge Research; Gordon Haskett

THIRD POINT

#RefreshTheRecipe | 32

ANALYST PERSPECTIVE Absent greater change, analysts see little hope for shares (under the incumbent Board) Sell-side analysts more bearish on Campbell than they are on other US packaged food peers... and leading banks still see downside to shares % of analysts with “sell” ratings 47% 28% 24% 13% 13% 13% 5% Campbell Smucker Hershey Hormel McCormick Kellogg General Mills Note: Ratings and price targets as of 9.28.18; 19 analysts cover Campbell Source: Third Point LLC; Bloomberg Bank Rating Price Target SELL $36 SELL $35 SELL $33 SELL $33 SELL $31 SELL $31 #RefreshTheRecipe | 33

THE INDEPENDENT SLATE

Independent Slate

To provide the real change Campbell shareholders deserve, Third Point seeks to replace the entire incumbent Board with an attractive new slate of highly qualified nominees



Franci Blassberg
(Debevoise & Plimpton)



Matthew Cohen
(Third Point)



Sarah Hofstetter
(360i, Kayak Communications)



Munib Islam
(Third Point)



Lawrence C. Karlson
(former Campbell Board member)



Bozoma Saint John
(Endeavor, Uber, Apple, Pepsi)



Kurt T. Schmidt
(Blue Buffalo, Nestlé, Gerber)



Raymond Silcock
(Campbell, CTI Foods, Diamond Foods)



David Silverman
(CrossLead, McChrystal Group)



Michael J. Silverstein
(Boston Consulting Group, Author)



George Strawbridge, Jr.
(Family member, former Campbell Board member)



William D. Toler
(Campbell, Hostess, Advance Pierre, Pinnacle Foods)

Note: Slide reflects certain positions currently and/or formerly held by director nominees; see definitive proxy statement filed by Third Point on 9.27.18 for further information regarding each nominee
Source: Third Point LLC

THIRD POINT
#RefreshTheRecipe | 35

Independent Slate

Independent Slate has the experience and skills to ensure a smooth transition and help create a better path forward for Campbell

Campbell Experience	▪ **Strawbridge** is a Dorrance family member and large Campbell shareholder ▪ **Strawbridge** and **Karlson** both previously served on Campbell's Board ▪ **Silcock** and **Toler** both held important operational roles at Campbell
Industry Expertise	▪ **Schmidt, Silcock,** and **Toler** (industry executives) have held key roles at many leading food and beverage companies including Nestlé, Blue Buffalo, Pinnacle Foods, Hostess Brands, and Diamond Foods ▪ **Silverstein** (strategy consultant) has advised many leading consumer businesses and brings expertise in consumer behavior and new product innovation
Business Acumen	▪ **Hofstetter** and **Saint John** (marketing experts) bring significant marketing and digital experience ▪ **Silverman** (operational consultant) brings significant organizational and management expertise
Capital Allocation	▪ **Blassberg** (corporate lawyer) brings substantial transaction-related expertise ▪ **Islam** and **Cohen** (institutional investors from Third Point) bring capital allocation skills and decades of combined investment experience across consumer products

Note: See definitive proxy statement filed by Third Point on 9.27.18 for further information regarding each nominee
Source: Third Point LLC

THIRD POINT

#RefreshTheRecipe | 36

#RefreshTheRecipe | 37 Independent Slate Independent Slate sees multiple paths to create shareholder value Source: Third Point LLC Independent Slate will manage Campbell to enhance long-term value and pursue optimal outcomes for ALL shareholders ?Independent Slate, once elected, will help execute an operational turnaround of the business oWill attract a world-class leadership team (in contrast to the incumbent Board which appears unable to recruit leading external candidates) oWill take bold actions (in contrast to the incumbent Board which seems obstinately committed to maintaining the status quo at the expense of progress) ?Independent Slate expects operational turnaround to improve earnings and revalue shares ?Independent Slate will also conduct a proper strategic review, where truly ?everything is on the table? oWill, for example, explore the separation of Campbell into two pure-play companies, one focused on ?Simple Meals & Beverages? and the other on ?Snacks? oWill, for example, engage with potential buyers (should any emerge) for all or part of the Company if those buyers are willing to appropriately compensate shareholders

#RefreshTheRecipe | 38 SIMPLE MEALS & BEVERAGES Grocery business has its own distinct outlook and set of opportunities Leading brands across soup, broth, sauce, salsa, and shelf-stable juice Compelling investment case Source: Third Point LLC; Company Materials; Google Images ?Over $5 billion in sales with attractive free cash flow dynamics ?Near-term potential to return soup to growth (given category still growing) and improve Fresh margins under focused management team oSoup category dynamics could be similar to frozen category, which has seen accelerating sales growth on the back of new innovation ?Long-term potential to combine with another US food and beverage company

SIMPLE MEALS & BEVERAGES

Independent Slate sees ample opportunities to stabilize sales and drive earnings growth

Turnaround Soup	**Focus on growing soup business (i.e. Stop apologizing for soup!)** o Current Board still treats soup as a "harvest" business and seemingly does not understand the impact of positive growth in soup (driven by innovation around flavors and ingredients) as a value creation strategy o Soup category is still growing and on trend with consumer demands for greater convenience and value
Stabilize Fresh Food	**Stem margin declines in fresh food through more disciplined cost management** o Stronger operating performance will boost proceeds if/when assets are sold
Renovate & Innovate	**Make product offering more relevant to modern consumers** o Renovate legacy brands (design, packaging) for modern consumer tastes o Modernize product attributes (ingredients, flavors)
Improve Retailer Relationships	**Repair damaged relationships with key retail partners** o Work with key retail partners to better managing pricing, promotional strategies, and trade spend

Source: Third Point LLC

THIRD POINT

#RefreshTheRecipe | 39

#RefreshTheRecipe | 40 SNACKS Similarly, snacks would benefit from its own more focused strategy Leading brands across crackers, cookies, bread, pretzels, and chips Compelling investment case Source: Third Point LLC; Company Materials; Google Images ?Nearly $5 billion in sales in attractive growth category (snacking) ?Near-term potential to properly integrate Snyder?s-Lance and capture deal synergies ?Long-term potential to simplify complicated go-to-market strategy oOpportunity to improve byzantine direct store delivery network run by hundreds of independent operators

SNACKS

Independent Slate sees ample opportunities to drive sales and earnings growth

Innovate & Grow	**Outperform broader snacking category through smart innovation in core brands** o Snacking remains a healthy category with strong and consistent growth o Ample room for innovation (flavors, ingredients, packaging) to drive market share gains
Execute on Deal Synergies	**Achieving Snyder's-Lance savings target of $295 million will create significant value** o Deal savings worth over 12% of Snyder's-Lance sales o Savings could be reinvested in innovation and marketing to drive sales or used to boost operating profits
Re-shape Portfolio	**Explore divestitures of non-core brands like *Pop Secret* and *Pepperidge Farm Frozen Cakes*** o These categories (microwavable popcorn, frozen desserts) lack strong strategic fit with rest of portfolio o Proceeds could be reinvested in key snacking brands or used to help de-lever the business
Optimize DSD Network	**Simplify highly complex routes to market (over time)** o Current model (with three separate delivery systems run by independent contractors) makes little sense o Explore shift to warehouse delivery model, which could be significantly accretive to margins and cash flow

Source: Third Point LLC; Company Materials

THIRD POINT

#RefreshTheRecipe | 41

#RefreshTheRecipe | 42 M&A OPPORTUNITY Sale of all or part of the Company could accelerate value creation Packaged food comparable transactions Independent Slate perspective Note: Using Bloomberg consensus FY19 EBITDA of $1.81 billion as of 9.28.18 Source: Third Point LLC; Barclays Research; Bloomberg ?Most relevant comparable transactions are 3G for Heinz (2013), Heinz for Kraft (2015), and Conagra for Pinnacle (2018) ?Campbell likely to attract multiple buyers and could fetch 14-15x EBITDA, implying $52 to $58 per share Campbell is an iconic asset that could command an attractive price from multiple parties 13.5x 14.5x 15.8x 16.4x 19.5x 20.0x 21.0x 0x 5x 10x 15x 20x 25x 3G / Heinz Heinz / Kraft CAG / PF JAB / DPS MKC / RB Food CPB / LNCE Danone / WWAV EV / EBITDA multiple

#RefreshTheRecipe | 43 LACK OF LEADERSHIP New leadership required to fix Campbell ?Incumbent Board has overseen a series of strategic and operational blunders that have placed the Company in a precarious situation ?Incumbent Board has lost all credibility and it would be reckless to leave those that created this situation in charge of fixing it ?Independent Slate brings highly qualified candidates with the experience and skills to ensure a smooth transition and help create a better path forward for Campbell ?Independent Slate, once elected, will manage Campbell to enhance long-term value and pursue optimal outcomes for ALL shareholders ?Insanity is doing the same thing over and over again and expecting different results? ? Albert Einstein Note: Quotation historically attributed to Albert Einstein Source: Third Point LLC; Google Images

CONCLUSION

#RefreshTheRecipe | 45 CONCLUSION Time to #RefreshTheRecipe and elect the Independent Slate Source: Third Point LLC www.RefreshCampbells.com

SEE WHAT OTHERS HAVE TO SAY ABOUT CPB ~ 2018Third Point LLC All Rights Received TERMS OF USE PRIVACY POLICY

THIRD POINT

ABOUT US | CASE FOR CHANGE | OUR NOMINEES | HOW TO VOTE | NEWS & RESOURCES | CONTACT

CASE FOR CHANGE

Review Third Point's Opinions, Research and Views Regarding the Case for Change at CPB

Third Point Shares Public Presentation

Our presentation lays out why the Company's current leadership is incapable of turning Campbell around and how two decades of blunders have destroyed shareholder value.

Read More →

Sep 29, 2018

Third Point Files Definitive Proxy Materials

To introduce its proxy to shareholders, Third Point sent the following letter to its fellow shareholders, urging them to VOTE the WHITE Proxy Card to #RefreshTheRecipe.

Read More →

Sep 29, 2018

Third Point Presents "The Indepedents"

As a supplement to our definitive proxy, we published *The Independents* to lay out how the Independent Slate can #RefreshTheRecipe at Campbell Soup Company.

Read More →

Sep 29, 2018

Third Point Sends Letter to Campbell's Board

Read our September 7, 2018 letter to Campbell Soup Company's Board of Directors for a complete overview of our Case for Change.

Read More →

Sep 7, 2018

© 2018 Third Point LLC. All Rights Reserved.

THIRD POINT

ABOUT US CASE FOR CHANGE OUR NOMINEES HOW TO VOTE NEWS & RESOURCES CONTACT

HOW TO VOTE

When available, Proxy materials can be obtained by contacting:

OKAPI PARTNERS LLC
(212) 297-0720 or (855) 208-8902
cpbinfo@okapipartners.com

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Important Information

On September 28, 2018, Third Point LLC filed a definitive proxy statement (the "Definitive Proxy Statement") with the U.S. Securities and Exchange Commission ("SEC") to solicit proxies from stockholders of Campbell Soup Company (the "Company") for use at the Company's 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. **TTHE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN.** The Definitive Proxy Statement is available at no charge on the SEC's website at www.sec.gov and is also available, without charge, on request from Third Point LLC's proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at **CPBinfo@okapipartners.com**.

.

© 2018 Third Point LLC. All Rights Reserved.

TERMS OF USE PRIVACY POLICY

THIRD POINT ABOUT US CASE FOR CHANGE OUR NOMINEES HOW TO VOTE NEWS & RESOURCES CONTACT IMPORTANT MATERIALS Download The Independents, Our Brochure for Shareholders (PDF) Download Our Presentation on Campbell Soup Company (PDF) Download Our September 28 letter to Fellow Shareholders (PDF) Download Our Definitive Proxy Statement (PDF) Download Our Preliminary Proxy Statement (PDF) Download Our letter to Campbell Soup Company’s Board (PDF) Download Our 13D Filing (PDF)

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.